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EXHIBIT 23.2

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


The Board of Directors
The Spectranetics Corporation:


We consent to the use of our report dated January 30, 2004, with respect to the consolidated balance sheets of The Spectranetics Corporation and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of operations and other comprehensive income (loss), shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2003, incorporated herein by reference.

Our report includes an explanatory paragraph relating to the adoption of Emerging Issues Task Force Abstract Issue No. 00-21, Revenue Arrangements with Multiple Deliverables, in 2003.



/s/ KPMG LLP

Denver, Colorado
June 30, 2004